Exhibit 99.1

Neff Corporation Names Westley Parks Chief Operating Officer

MIAMI, Fla., February 3, 2015 — Neff Corporation (the “Company”) (NYSE: NEFF) today announced Mr. Westley Parks has been promoted to Chief Operating Officer for the Company.

Effectively immediately, Mr. Parks will assume responsibility for overseeing day-to-day field operations and ensuring Company-wide alignment of strategies to enhance marketplace execution and service delivery to the Company’s customers.

Most recently, Mr. Parks was the Regional Vice President for the Atlantic region for the last 17 years.  In that position, he was responsible for overseeing operations of 18 branches in 4 states and the District of Columbia.  His team produced a successful track record of region growth and performance over those years.

Graham Hood, Chief Executive Officer of Neff Corporation, commented, “Mr. Parks will play a key role in positioning Neff Corporation for continued marketplace success.  A 20-year Neff veteran with 30 years of rental industry experience, he brings a diverse set of leadership skills, extensive operations expertise and a successful track record that we will leverage across various business units within the Company.”

About Neff Corporation

Neff Corporation is a leading regional equipment rental company in the United States, focused on the fast-growing Sunbelt states.  The company offers a broad array of equipment rental solutions for its diverse customer base, including non-residential construction, oil and gas and residential construction customers. Neff Corporation’s broad fleet of equipment includes earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Investor Relations Contact:

Shawn Severson

Phone: (415) 489-2198

Fax: (415) 217-7721

shawn@blueshirtgroup.com

Source:  Neff Corporation

Released February 3, 2015